Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Prospectus constituting a part of this Registration Statement on Form S-4 of our report dual dated June 21, 2021 and November 26, 2021, relating to the financial statements of Apollo Strategic Growth Capital, which is contained in that Prospectus. We also consent the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

December 21, 2021